Exhibit 10.29

Execution Copy

EXECUTIVE OFFICER AND DIRECTOR SERVICES AGREEMENT

THIS EXECUTIVE OFFICER AND DIRECTOR SERVICES AGREEMENT (this “Agreement”), dated as of April 22, 2025, between Cyclacel Pharmaceuticals, Inc. (the “Company”), a Delaware corporation, with an address at 1 Level 10, Tower 11, Avenue 5, No. 8, Jalan Kerinchi, Kuala Lumpur, Malaysia 592000, and Kiu Cu Seng, Chief Financial Officer, Secretary and Executive Director of the Company (the “Director”), with an address of c/o the Company at Level 10, Tower 11, Avenue 5, No. 8, Jalan Kerinchi, Kuala Lumpur, Malaysia 592000, sets forth the agreement of the parties hereto as follows:

1. Director Services: During the term of this Agreement, the Director agrees to serve on the Board of Directors of the Company (the “Board”) in compliance with the bylaws of the Company (“Bylaws”) and applicable law (the “Services”).

2. Term: This Agreement is effective as of the date this Agreement is executed (the “Effective Date”) and shall remain in full force and effect until the Director earlier resigns or is removed from the Board (in each case pursuant to the provisions of the Bylaws); and provided that the obligations of Director set forth in Section 5 and Section 7 shall survive the expiration or termination of this agreement for one year following the expiration or termination (except in the case of trade secrets, in which case such trade secrets shall continue to be subject to Section 5 for so long as the underlying confidential information constitutes trade secrets under applicable law). The term of this Agreement may be extended upon mutual agreement of the parties hereto.

3. Compensation and Expenses: Director acknowledges and agrees that he is not granted or entitled to any other benefits or compensation from the Company for services provided under this Agreement except expressly provided for herein.

(a) Cash Compensation. For all duties rendered by Director pursuant to this Agreement, both during and outside of normal working hours, including but not limited to, making reasonable business efforts to (A) attend all required meetings of the Board or applicable committees thereof, executive sessions of the Directors, (B) review filing reports and other corporate documents as requested by the Company, and (C) provide comments and opinions as to business matters as requested by the Company, the Company agrees to compensate the Director as set forth herein. Payable on a monthly basis in arrears, on the first day of the following month for any full or partial month of service, or as soon as practicable after the first day of each month, a monthly cash retainer to the Chief Financial Officer, Secretary and Executive Director of Five Hundred Dollars (USD$500.00) commencing on February 26, 2025, the date of appointment as Chief Financial Officer, Secretary and Executive Director.

(b) Expenses. During the term of the Director’s service as a director of the Company, the Company shall promptly reimburse the Director for all expenses incurred by him in connection with attending (i) all meetings of the Board or applicable committees thereof, (ii) executive sessions of the Board, and (iii) stockholder meetings, as a director or a member of any committee of the Board, provided that any such expenses shall be approved by the Company, in writing in advance. In addition, the Director shall rely on the Company to arrange any hotel accommodation in connection with any such meetings Director must attend. The amount of such expenses eligible for reimbursement by the Company during a calendar year shall not affect such expenses eligible for reimbursement by the Company in any other calendar year, and the reimbursement of any such eligible expenses shall be made on or before the last day of the calendar year next following the calendar year in which the expense was incurred.

4. Taxes: Director shall be responsible for the payment of all taxes to the appropriate taxing authority that he may owe such authority due to the amounts paid to the Director hereunder, as well as the preparation and submission of all reports, returns and money which may be imposed, requested or required by such taxing authorities.

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5. Confidentiality: Director acknowledges that Director will receive confidential and proprietary information from or on behalf of the Company in connection with, and during the course of providing, the Services, including but not limited to: business affairs, assets, contracts, services; technical, financial, operations, manufacturing, marketing, commercial and/or legal information; data, reports, drawings, models, designs, prototypes, formulas, processes, software, algorithms, specifications and patent applications; marketing strategies; customer, vendor and subcontractor information; customer lists; and other sensitive, confidential or proprietary information, in each case, of the Company or of its affiliates, customers, vendors, contractors, employees or other third parties (collectively, “Confidential Information”). Confidential Information shall not include information that, at the time of disclosure and as established by documentary evidence: (a) is or becomes generally available to and known by the public other than as a result of, directly or indirectly, any breach of this Section 5 by Director; (b) was known by or in the possession of Director before being provided to Director; or (c) is required to be disclosed under applicable federal, state or local law, regulation, or a valid order issued by a court or governmental agency of competent jurisdiction. The Director shall protect and safeguard all such Confidential Information and shall not during the term of this Agreement or thereafter, directly or indirectly, use for herself or another, or disclose to any person, firm or corporation any Confidential Information which the Director may have acquired in the course of or incidental to his performance of the Services hereunder. All Confidential Information and all copies thereof (whether prepared by the Director or not) which Director obtains during the term of this Agreement, shall be returned by the Director to the Company (or, at the election of the Company, destroyed by Director) upon termination hereof. All Confidential Information is and shall at all times remain the exclusive property of the Company (or, as applicable, the party who supplied the information to the Company). The obligations of the Director under this Section 5 shall survive the termination of this Agreement in accordance with Section 2.

6. Relationship of the Parties: (a) The Director, in his capacity as such, is an independent contractor (1099) of the Company, and the Director is not authorized to act as the Company’s legal representative. The Director hereby represents that Director is free to enter into this Agreement and that Director is not under any restrictive covenant, court order or any other restriction concerning Director’s entering into this Agreement and performing his obligations hereunder. If any conflict of interest exists at the time of the execution of this Agreement or such conflict occurs during the term hereof, the Director shall (or have given) give advance written notice thereof to the Company.

7. Intellectual Property Rights. The Company is and shall be the sole and exclusive owner of all right, title, and interest throughout the world in and to all the results and proceeds of the Services, and all work product produced in the performance of the Services performed under this Agreement (the “Deliverables”), including all patents, copyrights, trademarks, trade secrets, and other intellectual property rights (collectively “Intellectual Property Rights”) therein. The Director agrees that the Deliverables are hereby deemed a “work made for hire” as defined in 17 U.S.C. § 101 for the Company. If, for any reason, any of the Deliverables do not constitute a “work made for hire,” the Director hereby irrevocably assigns to the Company, and its successors and assigns, in each case without additional consideration, all of Director’s right, title, and interest throughout the world in and to the Deliverables, whether made solely by Director or jointly with others, including all Intellectual Property Rights therein, including the right to sue, counterclaim and recover for all past, present and future infringement, misappropriation or dilution thereof, and all rights corresponding thereto throughout the world.

8. Termination: The Director shall continue his service on the Board until the earlier to occur of the expiration of the term of this Agreement or the termination of this Agreement in connection with the resignation or removal of the Director (in each case, pursuant to the relevant provisions of the Bylaws). Termination of this Agreement for any reason shall not affect the rights and obligations of the parties that may have accrued prior to the effective date of termination of this Agreement.

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9. Indemnification. The Company shall indemnify, defend, and hold harmless Director, to the full extent allowed by the law of the State of Delaware and as provided by, or granted pursuant to, any charter provision, bylaw provision, vote of stockholders or disinterested directors or otherwise, to action in Director’s official capacity; provided, however, that, in accordance with the DGCL and federal securities laws, such indemnification shall not apply where Director engages in actions or omissions which involve intentional misconduct, fraud or knowing violation of law. Reasonable expenses incurred by the Director in defending any claim, action, suit or proceeding shall accordingly be paid by the Company in advance of the final disposition of such claim, action, suit or proceeding, but such expenses shall not include amounts paid in settlement by the Director or the amount of judgments or fines against the Director. In the event that the Director is determined not to be entitled to such indemnification, then all amounts advanced under this Section 9 shall be repaid. In addition, the Company shall use its best efforts to purchase and maintain a customary directors’ and officers’ liability insurance policy (or policies) during the term of this Agreement and thereafter.

10. No Assignment: Since this Agreement requires the performance of personal services by the Director, the Director may not assign any right or delegate any duty described in this Agreement without the Company’s prior written approval.

11. Severability: Each provision of this Agreement is severable so that if any provision hereof is declared void and unenforceable by any court of competent jurisdiction, the remaining provisions hereof shall remain in full force and effect.

12. Entire Agreement: This Agreement constitutes the entire agreement of the Parties regarding the subject matter contained herein and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, regarding such subject matter.

13. Miscellaneous: (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware; and (b) no provision of this Agreement shall be deemed waived or modified by either party unless such waiver or modification shall be in writing and duly signed by the party against whom the waiver or modification is sought to be enforced.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

The Company:

Cyclacel Pharmaceuticals, Inc.

By:	Datuk Dr. Doris Wong
Name:	Datuk Dr. Doris Wong
Title:	Chief Executive Officer and Executive Director

Director:

Kiu Cu Seng

By:	Kiu Cu Seng

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